CODE OF ETHICS FOR RALPH PARKS INVESTMENT GROUP, LLC

While RPIG is confident of its employees’ integrity and good faith, there are certain instances where employees possess knowledge regarding present or future transactions or have the ability to influence portfolio transactions made by RPIG for its clients in securities in which they personally invest.  In these situations personal interests may conflict with that of the RPIG’s clients.

RPIG’s policy allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family, is consistent with RPIG’s fiduciary duty to its clients and consistent with regulatory requirements.

Background

Under rule 204A-1, the adviser's code must require certain supervised persons, called "access persons," to report their personal securities transactions and holdings.  An access person is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person.

Access persons will include portfolio management personnel and, in some organizations, client service representatives who communicate investment advice to clients. These employees have information about investment recommendations whose effect may not yet be felt in the marketplace; as such, they may be in a position to take advantage of their inside knowledge. Administrative, technical, and clerical personnel may also be access persons if their functions or duties give them access to nonpublic information. Organizations in which employees have broad responsibilities, and where information barriers are few, may see a larger percentage of their staff subject to the reporting requirements. In contrast, organizations that keep strict controls on sensitive information may have fewer access persons. Directors, officers and partners will also be access persons. If the firm's primary business is providing investment advice, then all of its directors, officers and partners are access persons.

RPIG’s policies and procedures represent an internal control and supervisory review to detect and prevent possible insider trading, conflicts of interest and possible regulatory violations.

In view of the above, the Firm has adopted a Code of Ethics to establish reporting requirements and enforcement procedures designated to prohibit potential conflicts of interest.

Responsibility

The compliance officer has the responsibility for the implementation and monitoring of our policy on personal securities transactions and activities, practices, disclosure and recordkeeping.

Resolution; Sanction(s).

If the CCO or the review officer finds that a person has violated the Code, the CCO will approve a proposed resolution of the situation or, if appropriate, impose upon the person sanctions that the CCO deems appropriate.  If related to the Fund, the CCO will report the violation and the resolution and/or sanction imposed to the Board of Directors.

Violations

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First violation—If an access person violates the COE, the violation was accidental, and the violation didn’t harm clients in any way, the person will be warned, in writing, that that they have violated the COE.

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Second violation—If an access person violated the COE a second time within the same year, the access person must disgorge all profits on the security and recertify, in writing, that they have received the COE, understand it, and agree to follow it.

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Third violation—If an access person violates the COE three times in a two year period, the access person will be terminated.

Procedure

RPIG has adopted the following procedures:

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Employees are to identify any personal investment account and any accounts in which the employee has beneficial interest, including any accounts for the immediate family and household member, upon hire, annually thereafter and upon opening or closing any account(s).

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Initial Holdings reports must be submitted to the CCO.

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Annual Holdings reports must be subsequently submitted to the CCO.

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Personal investments in initial public offerings and limited offerings by access persons will be required to be pre-cleared.

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Employees are only permitted to trade subsequent to client orders being fully completed and evidenced by a time-stamp (unless employees are trading through a block traded with client accounts).

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All personal transaction reports are delivered to the CCO within 10 days following the quarter end.  If any person opens a new account or trades outside of the accounts previously disclosed to the CCO, the advisory person must report the account immediately to the CCO.

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All personal securities transactions are covered except transactions in direct obligations of the Government of the United States, broker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, or shares issued by non-proprietary registered open-end investment companies managed by another adviser.

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All supervised persons will be required to promptly report any violations of the adviser's code of ethics to the CCO.

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The review officer will review all employees’ reports of personal securities transactions for compliance with the firm’s policies, including the Insider Trading Policy, regulatory requirements and the firm’s fiduciary duty to its clients, among other things.

Records

The Firm shall maintain records in the manner and to the extent set forth below:

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Supervised persons will have to acknowledge, in writing, receiving a copy of the code and any amendments generated.

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An IA's code must require "access persons" to report their personal securities holdings and transactions. These transactions include those in mutual funds advised by the adviser or an affiliate.

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The review officer is required to promptly report any violations of the adviser's code of ethics to the firm's CCO or to "other designated persons."